AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into effective as of the 14th day of January, 2013, by and between American Sands Energy Corp., a Delaware corporation (the "Company") and Daniel Carlson (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company and Executive entered Into an Employment Agreement dated as of February 16, 2012 (the “Agreement”);

WHEREAS, the Section 7 of the Agreement provided that the Agreement would terminate as of June 30, 2012 unless extended by mutual agreement;

Whereas, the Company and Executive agreed to such extension and desire to document the terms of such extension as set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the Company and the Executive hereby mutually covenant and agree as follows:

1.	Section 7 is amended to read as follows:

Should the Company not complete a Financing Event by June 30, 2013, this employment agreement will be immediately terminated unless extended by mutual agreement of both the Company and the Executive. If terminated as a result of no Financing Event, there will be no accrued benefits paid to the Executive or his estate.

2.	All other terms and conditions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, on the date and year first above written.

"COMPANY"

American Sands Energy Corp.

By: /s/ William C. Gibbs
William C. Gibbs, Chief Executive Officer

"EXECUTIVE"

/s/ Daniel Carlson
Daniel Carlson